FURON COMPANY
              1994 EMPLOYEES' STOCK PURCHASE PLAN


SECTION 1.     ESTABLISHMENT OF THE PLAN.

          This plan shall be known as the Furon Company 1994 Employees' Stock Purchase Plan (the "Plan"). The purpose of the Plan is to furnish to Eligible Employees (as defined in subparagraph 2(a)) an incentive to advance the best interests of Furon Company (the "Company") by providing a method whereby they voluntarily may purchase stock of the Company at a favorable price and upon favorable terms. The Plan is intended to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). As used herein, the term "Subsidiary" means any corporation in an unbroken chain of corporations (beginning with the Company) in which each corporation (other than the last corporation) owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one or more of the other corporations in the chain.

SECTION 2.     ELIGIBILITY.

          (a) Eligible Employees. All employees of the Company or of any Subsidiary which has been designated in writing by the Committee as a "Participating Subsidiary" (including any Subsidiaries which have become such after the date the Plan is approved by shareholders) shall be "Eligible Employees" who may participate in the Plan, except that any employee who has not as of the Grant Date (as defined in subparagraph 4(a)) completed at least twelve months of continuous full-time employment with the Company or a Subsidiary or whose customary employment is for less than twenty (20) hours per week shall not be an Eligible Employee.

          (b) Limitations on participation. Notwithstanding anything else contained herein, a person who is otherwise an Eligible Employee shall not be granted any right to purchase stock under the Plan to the extent (i) it would, if exercised, cause the person to own shares of stock (including shares which would be owned if all outstanding options to purchase stock owned by such person were exercised) in excess of five percent (5%) of the total combined voting power of all classes of stock of the Company or of a Subsidiary, or (ii) it causes such person to have purchase rights under the Plan which accrue at a rate which exceeds $25,000 of fair market value of stock of the Company or any Subsidiary (determined at the time the right to purchase stock under this Plan is granted) for each calendar year in which such right is outstanding. For this purpose a right to purchase stock accrues when it first becomes exercisable during the calendar year. In determining whether the stock ownership of an Eligible Employee equals or exceeds the five percent (5%) limit set forth above, the rules of Section 424(d) of the Code (relating to attribution of stock ownership) shall apply.

SECTION 3.     STOCK SUBJECT TO THE PLAN; SHARE LIMITATIONS.

          The total number of shares to be made available under this Plan is two hundred thousand (200,000) authorized and unissued or treasury shares of Common Stock, without par value, of the Company ("Stock"), subject to adjustments pursuant to
Section 10. The aggregate number of shares an Eligible Employee may purchase under the Plan during each Option Period shall not exceed 5,000 shares, subject to adjustments pursuant to Section
10. In the event that all of the Stock made available under the Plan is subscribed prior to the expiration of the Plan, the Plan may be terminated in accordance with Section 12.

SECTION 4.     GRANT OF OPTIONS.

          (a) Grant Date; Option Period; Exercise Date. The Plan shall be in effect from November 1, 1994 through and including October 31, 2004, unless it is sooner terminated in accordance with Section 12. During the term of the Plan, the Company will offer options to purchase the Company's Stock to all Eligible Employees. Each Option shall become effective each November 1 (the "Grant Date"). The term of each option is twelve months (the "Option Period") ending on October 31 (the "Exercise Date").

          (b) Election to participate; payroll deduction authorization. As of each Grant Date, an option under the Plan shall be deemed to have been granted to each Eligible Employee who has delivered to the Company a payroll deduction authorization within the time and in the form and manner
described in this subparagraph.   Each Eligible Employee who
elects to participate in the Plan for a particular Option Period shall deliver to the Company, prior to the October 15 preceding the Grant Date for such Option Period, a written payroll deduction authorization in a form prepared by the Company whereby the Eligible Employee designates a stated amount of whole dollars to be deducted from his or her Eligible Compensation (as defined in subparagraph 4(c)) on each pay day. The minimum payroll deduction shall be no less than 1% of the Eligible Employee's Eligible Compensation during the Option Period and the maximum deduction shall be no more than 10% of such Eligible Employee's Eligible Compensation during the Option Period. The Company will maintain on its books or cause to be maintained by a recordkeeper an account (the "Account") in the name of each participant. At the close of each pay period, the amount deducted from the participant's Eligible Compensation will be credited to the participant's Account. An Eligible Employee's election to participate made pursuant to this Section 4(b) shall only be effective for the Option Period to which such election relates.

          (c) Eligible Compensation. The term "Eligible Compensation" includes the following: regular earnings, overtime pay, sick pay, shift differential, shift premium, vacation pay, incentive compensation, and bonuses. Eligible Compensation also includes any amounts contributed to a plan qualifying under Sections 401(k), 125 and 129 of the Code as salary reduction contributions. Any other form of compensation is excluded from Eligible Compensation, including but not limited to the following: prizes, awards, housing allowances, stock option exercises, stock appreciation rights, restricted stock exercises, performance awards, auto allowances, tuition reimbursement, and forms of imputed income.

SECTION 5.     EXERCISE OF OPTIONS.

          (a) Option exercise. Each participant will be deemed to have exercised his or her option on each Exercise Date, subject to the provisions of Sections 6 and 7 of the Plan. Each participant who is deemed to have exercised his or her option shall be entitled to receive that number of whole shares of Stock determined by dividing the balance of the participant's Account as of the Exercise Date by the Option Price (as defined in subparagraph 5(b)). Any balance remaining in the participant's Account after payment of the Option Price for whole shares shall be refunded to the participant. In the event the number of shares of Stock subscribed for in any Option Period exceeds the number of shares available for sale under the Plan for such period, the available shares shall be allocated among the participants in proportion to their Account balances.

          (b) Option Price. The "Option Price" for each share of Stock shall be the lesser of (i) eighty five percent (85%) of the fair market value of such share on the Grant Date or
(ii) eighty five percent (85%) of the fair market value of such share on the Exercise Date. The fair market value of a share shall be the closing price reported on the applicable date in the consolidated reporting system of NASDAQ and published in the Western Edition of the Wall Street Journal. In the event the Stock is not traded on the date as of which fair market value is to be determined, the date used to determine value shall be the next preceding date on which the Stock is traded.

          (c) Delivery of share certificates. As soon as practicable following the Exercise Date, the Company will deliver a certificate issued in the participant's name with respect to which the option was exercised and for which the Option Price has been paid. Notwithstanding the preceding sentence, with respect to a participant who is subject to Section 16(a) of the Securities Exchange Act of 1934, as amended (a "Section 16 Person"), the Company will not deliver a certificate issued in such participant's name until the day after the date which is six months after the Exercise Date, and such participant cannot transfer record or beneficial ownership of the shares to be issued pursuant to such certificate within such six month period. The Company will deliver certificates to the participant; however, in the event the Company makes available an alternate arrangement for delivery to a recordkeeping service, the Committee in its discretion may either require or permit the participant to elect that such certificate be delivered to such recordkeeping service. In the event the Company is required to obtain from any commission or agency authority to issue any such certificate, the Company will seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such certificate shall relieve the Company from liability to any participant in the Plan except to return to the participant the amount of the balance in his or her Account.

SECTION 6.     WITHDRAWAL FROM THE PLAN.

          (a) Withdrawal during an Option Period. Each participant may withdraw from the Plan at any time during an Option Period. A participant who wishes to withdraw from the Plan must deliver to the Company a notice of withdrawal in a form prepared by the Company. The Company, promptly following the time when the notice of withdrawal is delivered, will refund to the participant the amount of the balance in his or her Account and thereupon such participant's payroll deduction authorization, interest in the Plan, and interest in his or her option under the Plan shall terminate.

          (b) Withdrawal resulting from loss of eligibility. If a participant ceases to an Eligible Employee because he or she no longer satisfies the requirements for eligibility stated in
Section 2 or any additional requirements imposed by applicable local law, the participant shall be deemed to have withdrawn from the Plan as of the date when he or she ceased to be an Eligible Employee. The Company shall promptly refund to the participant the amount of the balance of his or her Account, and the participant's payroll deduction authorization, interest in the Plan, and interest in his or her option under the Plan shall terminate.

          (c) Participation following withdrawal. A participant who elects to withdraw from the plan in a manner described in subparagraph (a) may participate in the Plan as of the next following Option Period provided he or she is an Eligible Employee on such date. If a participant is deemed to have withdrawn from the Plan by his or her loss of eligibility to participate as stated in subparagraph (b), such participant shall again be eligible to participate as of the Grant Date which coincides with or follows the date he or she again becomes an Eligible Employee. Notwithstanding the preceding sentences, in the event that a Section 16 Person withdraws in accordance with subparagraph (a) or is deemed to have withdrawn in accordance with subparagraph (b), such Section 16 Person shall not be eligible to participate in the Plan until the Grant Date which is at least six months after the date of his or her withdrawal.

SECTION 7     TERMINATION OF EMPLOYMENT.

          (a) Termination of employment other than by retirement or death. If the employment of a participant terminates during the Option Period other than by retirement or death, the participant shall be deemed to have withdrawn from the Plan on the day following the effective date of his or her termination of employment. The Company shall promptly refund to the participant the amount of the balance in his or her Account, and thereupon the participant's interest in the Plan and interest in his or her outstanding option under the Plan shall terminate.

          (b) Termination by retirement. If a participant retires on or after the date that is three months before the Exercise Date, such participant may elect in writing before his or her retirement to either (i) exercise his or her outstanding option, in which event the Company shall retain the balance in such participant's Account during the then current Option Period and then apply the balance in such Account under the Plan to purchase at the Option Price whole shares of the Company's Stock on the next following Exercise Date and refund the excess, if any, or (ii) request payment of the balance in such Account, in which event the Company promptly shall make payment, and thereupon the participant's interest in the Plan and in his or her outstanding option under the Plan shall terminate.

          If a participant retires prior to the date that is three months before the Exercise Date, the Company promptly shall refund the amount in the participant's Account, and thereupon the participant's interest in the Plan and in his or her outstanding option under the Plan shall terminate.

          (c) Termination by death. If the employment of a participant is terminated by death, the Company promptly shall pay the balance of the participant's Account under the Plan to the person whom the participant has named beneficiary to receive the benefits of the Company's basic group life insurance plan, or to the participant's estate if he or she has not named any such beneficiary, and thereupon the participant's interest in the Plan and in his or her option under the Plan shall terminate.

SECTION 8.     NONTRANSFERABILITY.

          Except for transfers by will or under the laws of descent and distribution, or unless otherwise provided by law (and in the case of a Section 16 Person, consistent with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended), neither the payroll deductions credited to an Eligible Employee's Account nor an Eligible Employee's rights to purchase Stock under this Plan may be sold, assigned, transferred, pledged, or otherwise disposed of or encumbered, and any such action taken by the Eligible Employee, or any claim asserted by another party in respect of such right or interest, shall be void. During the Eligible Employee's lifetime, an option granted under this Plan may be exercised only by the Eligible Employee.

SECTION 9.     EMPLOYEE'S RIGHTS.

          Nothing in this Plan shall prevent the Company or any Subsidiary from terminating any employee's employment. No employee shall have any rights as a shareholder until a certificate for shares has been issued in the participant's name following exercise of his or her option.

Section 10.     ADJUSTMENT OF AND CHANGES IN THE STOCK.

          In the event that the shares of Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason or merger, consolidation, recapitalization, stock split, combination of shares, or otherwise), or if the number of shares of Stock shall be increased through a stock split or the payment of a stock dividend, then there shall be substituted for or added to each share of Stock theretofore reserved for sale under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Stock shall be so changed, or for which each such share shall be exchanged, or to which each such share is entitled, as the case may be, or the number or kind of securities which may be sold under the Plan and the purchase price per share shall be appropriately adjusted consistent with such change in such manner as the Board of Directors may deem equitable to prevent substantial dilution or enlargement of rights granted to, or available for, Eligible Employees.

SECTION 11.     USE OF FUNDS; NO INTEREST PAID.

          All funds received or held by the Company under the Plan will be included in the general funds of the Company and may be used for any corporate purpose. No interest will be paid to any participant or credited to his or her Account under the Plan.

SECTION 12.     AMENDMENT OR DISCONTINUANCE OF THE PLAN.

          The Board of Directors of the Company shall have the right to amend, modify or terminate the Plan at any time without notice, provided that no participant's existing rights are adversely affected thereby and provided further that without the approval of the holders of a majority of the issued and outstanding shares of Stock no such amendment shall be made which
(i) increases the total number of shares subject to the Plan,
(ii) changes the formula by which the price at which the shares shall be sold is determined, (iii) changes the class of employees eligible to participate in the Plan, or (iv) requires stockholder approval under any applicable provision of law including Rule 16b-3. Notwithstanding anything else contained herein, the Committee shall have the right to designate from time to time the Subsidiaries whose employees may be eligible to participate in the Plan and such designations shall not constitute an amendment to the Plan requiring shareholder approval in accordance with Treasury Regulation Section 1.423-2(c)(4).

SECTION 13.     ADMINISTRATION.

          The Plan shall be administered by a Committee appointed by the Board of Directors consisting of three employees of the Company. No members of the Committee shall be entitled to act on or decide any matter relating solely to himself or herself or any of his or her rights or benefits under the Plan. The Committee may from time-to-time adopt rules and regulations for carrying out the Plan. The Committee shall have full power and discretion to construe and interpret the Plan, which construction or interpretation shall be final and conclusive on all persons.